EXHIBIT 10.5

Alcoa Corporation 201 Isabella Street Suite 500 Pittsburgh, PA 15212-5858 USA Tel: 1 412 315 2900

July 03, 2019

Tómas Sigurðsson

[Address Omitted]

Dear Tómas:

This letter agreement sets forth the terms of your separation from employment with Alcoa Corporation (“Alcoa” or the “Company”) and the transition of your specific areas of accountability, and supersedes all prior agreements regarding your employment with and separation from the Company (if any).

Transition and Separation

Effective immediately, you will assist in the implementation of a successful and positive transition and redeployment of your job functions and responsibilities, and perform such other related activities as you are advised (“Transitional Services”).   It is anticipated that by no later than September 30, 2019 the primary activities associated with the Transitional Services will have been completed and thereafter you will be available as needed should we have any additional transition questions or other requirements until December 31, 2019 (the “Separation Date”).  You will (i) remain on the active payroll, (ii) continue to receive your full monthly salary of ISK 4,877,767, and (iii) continue to be covered under all applicable Company sponsored benefit plans and programs, including the obligations of the company to indemnify you for proper actions taken by you during your employment commensurate with your job band, through the close of business on the Separation Date.

Effective as of the close of business on the Separation Date, you will be separated from the Company, resign all positions as an officer or director of the company’s subsidiaries, and the following will occur in connection with your acceptance of this agreement:

Pursuant to your executive severance agreement dated as of December 1, 2016 and acknowledged April 4, 2017 (“Executive Severance Agreement”), you will receive the following:

a)

a lump sum payment equal to one-year annual salary of fifty-eight million, five hundred thirty-three thousand, two hundred four Icelandic króna (ISK 58,533,204), less applicable taxes and withholding, payable on or about January 31, 2020.

b)

a lump sum payment valued as of your Separation Date, which reflects the value of Icelandic Pension contributions for an additional 12 months, payable on or about January 31, 2020.  We estimate this amount to be fifteen million, eight hundred seventy-seven thousand, one hundred thirty-two Icelandic króna (ISK 15,877,132), less applicable taxes and withholding.

c)

2019 incentive compensation (“IC”), in an amount equal to your 2019 base salary earnings multiplied by an IC target of 100% multiplied by the IC Plan performance results, payable at the same time active employees receive such payment less applicable taxes and withholding.

In addition to the benefits payable under the Executive Severance Agreement described above:

d)

you will receive a lump sum payment of six million, five hundred thirty-seven thousand, nine hundred forty Icelandic króna (ISK 6,537,940), less applicable taxes and withholding, which reflects 12 months additional auto allowance, payable on or about January 31, 2020.

e)	you will have access to outplacement assistance provided by Right Management Consultants provided you initiate services within 12 months of the Separation Date.

f)

you will have tax assistance provided by Deloitte Tax LLP (“Deloitte”) for the tax years 2019 and 2020, and thereafter as needed for Alcoa sourced income as determined by Deloitte and Alcoa. You agree to provide all information necessary to prepare and file any required tax returns based on Alcoa sourced income on a timely basis to Deloitte. These items will be requested directly by Deloitte and will not be shared with the Company. However, the Company will follow up on any missing information based on requests by Deloitte.

g)	all unvested Alcoa stock incentive awards will be forfeited under the terms of the Stock Incentive Plan. This forfeiture includes your vested and unexercised Alcoa stock options.

h)	Due to the forfeiture of equity, no later than February 28, 2020, we will provide you with the greater of the following less applicable taxes and withholding :

1.	The Icelandic króna equivalent of six hundred seventy thousand four hundred eighty-one U.S. dollars (USD $670,481); or

2.

the value of your restricted share unit (“RSU”) and performance restricted share unit (“PRSU”) awards granted in 2017, 2018, and 2019 that are unvested as of the Separation Date, pro-rated based on your service through such date (and in the case of the PRSUs, the total number of shares relating to the awards to be determined based on Company performance against the applicable goals as of such date), which will be determined by multiplying the number of shares relating to such RSU and PRSU awards by the closing market price per share of the Company’s common stock on the Separation Date (the “Closing Price”), plus the value of your vested in-the-money stock options as of the Effective Date, which amount will be determined by multiplying the number of shares relating to such in-the-money stock options by the difference between the Closing Price and exercise price per share.

The final amount to be paid in Icelandic króna using the exchange rate as of December 31, 2019.

You will not be entitled to any severance payments or benefits from the Company except as stated in this letter.

Confidentiality

Recognizing that the knowledge, information and relationship with customers, suppliers and agents, and the knowledge of the Company’s and its affiliates business methods, systems, plans and polices with which you are familiar or accessible, are valuable and unique assets of the Company, you agree that you will not otherwise disclose, publish, or furnish to any person, firm or organization any confidential or proprietary information, systems, programs, know-how, or trade secrets or any other knowledge information documents or materials, the confidentiality of which the Company and its affiliates take reasonable measures to protect, that you acquired or had access to during your employment.  However, you may disclose confidential information, either directly or indirectly, to a US or Icelandic government official, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or in a complaint or other document filed in a lawsuit or other proceeding, required by the court, if such filing is made under seal.

Restrictive Covenants

You understand and agree that the Non-compete Agreement dated June 12, 2014 and referenced in your Executive Severance Agreement will continue to be in full force and effect for one (1) year after the Separation Date. Competitors include any entity engaged or has plans to become engaged in the mining of bauxite, refining of alumina, smelting or rolling of aluminum or fabrication of any aluminum products.  You agree that you will not disparage Alcoa, its business, employees, officers, directors or agents; likewise, Alcoa, its subsidiaries, officers, directors, employees and agents will not disparage you.  Also, as a reminder, Alcoa stock incentive awards continue to be subject to forfeiture, under the terms of that program, to the extent you become associated with, employed by, render services to, or own any interest in any business that is in competition with Alcoa or if you engage in willful conduct that is injurious to Alcoa.

Release and Waiver

In consideration of the foregoing, and except as prohibited by law, you do release the Company, its subsidiaries, affiliates and its officers, employees, directors and agents for yourself, your heirs, executors and assigns from and against all claims of continued employment, or claims related to your termination of employment, and other causes of action, known by you or which reasonably should be known by you through your Separation Date (including, but not limited to, any claims you have had at any time to the date of your signing this agreement under Title VII of the Civil Rights Act of 1964, Age Discrimination in Employment Act, Employees Retirement Income Security Act, Americans with Disabilities Act, Rehabilitation Act, Family and Medical Leave Act, any tort or contract claims, or any Alcoa internal employment dispute process); damages, liabilities, expenses and costs whatsoever arising by reason of your employment or termination with the Company.  Except as specifically stated herein, the foregoing is not intended to negatively impact your vested rights under any Company sponsored compensation or benefit plans and programs, including your rights under this letter agreement.

This letter sets forth your specific rights and your release of any and all legal claims you have against the Company.  You understand that you may have your own attorney review this letter.  This letter agreement and both parties’ obligations will be binding on all successors of the Company.

Sincerely,

Alcoa Corporation

By /s/ Leigh Ann Fisher

Leigh Ann Fisher

Agreed to and accepted this 10th day of July, 2019

By  /s/ Tómas Sigurðsson

Tómas Sigurðsson